EXHIBIT 99.1

PRACTICEWORKS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Atlanta, GA, November 7, 2002 – PracticeWorks, Inc. (NASDAQ: PRWK) today announced that its Board of Directors has adopted a stockholder rights plan.  The plan is designed to ensure that all of the company’s stockholders receive fair and equal treatment in the event of an unsolicited attempt to take control of the company.  The plan is intended to safeguard against abusive takeover tactics that limit the ability of all stockholders to realize the long-term value of their investment in PracticeWorks.  The plan was not adopted in response to any specific attempt to acquire control of the company, and the Board is not aware of any such attempt.

The Board believes the company’s common stock is trading at a price well below a level that sufficiently reflects the value of the company, and it further believes that enhancing the Board’s ability to represent the interests of all of its stockholders is particularly important.

In connection with its adoption of the rights plan, the Board declared a dividend of one preferred share purchase right for each share of PracticeWorks’ common stock outstanding on November 18, 2002 and further directed the issuance of one such right with respect to each share of PracticeWorks’ common stock that is issued after that date, except in certain circumstances.

Initially, the rights are attached to PracticeWorks’ common stock, will not trade separately, and are not exercisable.  If any person or group (an “Acquiring Person”) acquires 15 percent or more of PracticeWorks’ outstanding common stock, or announces an intention to make a tender offer that could result in the person or group reaching or exceeding such 15 percent ownership level, then the rights will become exercisable and certificates representing the rights will be distributed to the holders of the rights.  The rights will thereafter trade separately from the common stock.

If the rights become exercisable, the type and amount of securities receivable upon exercise of the rights would depend on the circumstances at the time of exercise.  Initially, each right would entitle its holder to purchase 1/100th of a share of PracticeWorks’ newly designated Series D Participating Cumulative Preferred Stock at an exercise price of $40.

If a person acquires 15 percent or more of PracticeWorks’ common stock in a transaction that was not approved by the Board, each right, other than those owned by the Acquiring Person, would instead entitle the holder to purchase $80.00 worth of PracticeWorks’ common stock for the $40.00 exercise price.  Additionally, if PracticeWorks is acquired in a merger, statutory share exchange or other business combination in which it is not the surviving corporation or it sells or transfers assets aggregating more than 50% of its assets or generating more than 50% of its operating income or cash flow, in each case where the transaction is not approved by the Board, then each right, other than those owned by the Acquiring Person, would instead entitle the holder to purchase $80.00 worth of the acquiring company’s common stock for the $40.00 exercise price.

From the time that the rights become exercisable, the Board may, at its option, exchange each outstanding right (other than those held by any Acquiring Person) for one share of PracticeWorks’ common stock.

The company will generally be entitled to redeem the rights at a price of $0.001 per right at any time until the tenth day after a person has become an Acquiring Person.  The rights will expire on November 6, 2012, unless earlier redeemed by PracticeWorks.

A summary of the rights plan will be included in a Form 8-K to be filed by the company with the Securities and Exchange Commission and will also be mailed to holders of record of PracticeWorks’ common stock shortly after the November 18, 2002 record date.

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  These forward-looking statements are subject to a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: uncertainties concerning our future capital needs and the ability to obtain such capital; possible deferral, delay or cancellation by customers of computer system purchase decisions; variations in the volume and timing of systems sales and installations; possible delays in product development; changing economic, political and regulatory influences on the healthcare industry; changes in product pricing policies; general economic conditions; and the risk factors detailed from time to time in PracticeWorks’ periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

About PracticeWorks, Inc.

PracticeWorks, Inc. is the premier provider of software-based information technology systems and related services for dentists, orthodontists and oral and maxillofacial surgeons in the United States.  PracticeWorks’ product offerings include practice management applications, cosmetic imaging and digital radiography systems, business-to-business e-commerce services, electronic data interchange (EDI) services, and ongoing maintenance, support and training related to all products.  Visit PracticeWorks at www.practiceworks.com.

CONTACT:

 PracticeWorks, Inc.
James A. Cochran
Senior Vice President and Chief Financial Officer
(770) 850-5006